Exhibit 4.1

DESCRIPTION OF THE HACKETT GROUP, INC.

SECURITIES REGISTERED PURSUANT TO SECTION 12

OF THE SECURITIES EXCHANGE ACT OF 1934

General

The Hackett Group, Inc., a Florida corporation (the “Company” or “we”), is authorized to issue (i) 125,000,000 shares of common stock, $.001 par value per share (“Common Stock”) and (ii) 1,250,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). The Common Stock is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and listed on The NASDAQ Stock Market under the ticker symbol “HCKT”. No shares of Preferred Stock are currently outstanding.

In the discussion that follows, we have summarized provisions of the Company’s amended and restated articles of incorporation (the “Articles of Incorporation”) and the Company’s amended and restated bylaws (the “Bylaws”) relating to the Common Stock. This summary is not complete. This discussion is subject to the relevant provisions of Florida law and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws. We have filed copies of the Articles of Incorporation and Bylaws with the Securities and Exchange Commission as exhibits to the Company’s Annual Report on Form 10-K to which this description is an exhibit.

Common Stock

Each shareholder of record will be entitled to one vote for each outstanding share of Common Stock owned by such shareholder on every matter properly submitted to the shareholders for their vote. Subject to the dividend rights of holders of the Preferred Stock, holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose, and, after the payment of liquidation preferences to all holders of Preferred Stock, holders of Common Stock are entitled to receive on a pro rata basis all remaining assets of the Company available for distribution to the shareholders in the event of the liquidation, dissolution, or winding up of the Company. Holders of Common Stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock.

Preferred Stock

The Company's Articles of Incorporation allow the Company to issue without shareholder approval Preferred Stock having rights senior to those of the Common Stock. The Board of Directors is authorized, without further shareholder approval, to issue up to 1,250,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

Certain Anti-Takeover Effects

The Company's Articles of Incorporation and Bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Company's Board of Directors and in the policies formulated by the Board of Directors. In addition certain provisions of Florida law may hinder or delay an attempted takeover of the Company other than through negotiation with the Board of Directors. These provisions could have the effect of discouraging certain attempts to acquire the Company or remove incumbent management even if some or a majority of the Company's shareholders were to deem such an attempt to be in their best interest, including attempts that might result in the shareholders' receiving a premium over the market price for the shares of Common Stock held by shareholders.

Classified Board of Directors; Removal; Vacancies. The Articles of Incorporation provide that the Board of Directors is divided into three classes of directors serving staggered three-year terms. The classification of directors has the effect of making it more difficult for shareholders to change the composition of the Board of Directors in a relatively short period of time. The Articles of Incorporation further provides that directors may be removed only for cause and then only by the affirmative vote of the holders of at least two-thirds of the entire voting power of all the then-outstanding shares of stock of the Company entitled to vote generally in the election of directors, voting together as a single class. In addition, vacancies and newly created directorships resulting from any increase in the size of the Board of Directors may be filled only by the affirmative vote of a majority of the directors then in office (even if such directors do not constitute a quorum) or by a sole remaining director. The foregoing provisions could prevent shareholders from removing incumbent directors without cause and filling the resulting vacancies with their own nominees.

Advance Notice Provisions for Shareholder Proposals and Shareholder Nominations of Directors. The Bylaws establish an advance notice procedure with regard to the nomination, other than by the Board of Directors, of candidates for election to the Board of Directors and with regard to certain matters to be brought before an annual meeting of shareholders of the Company. For nominations and other business to be brought properly before an annual meeting by a shareholder, the shareholder must deliver notice to the Company not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting. Separate provisions based on public notice by the Company specify how this advance notice requirement operates in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date. The shareholder's notice must set forth certain specified information regarding the shareholder and its holdings, as well as certain background information regarding any director nominee (together with such person's written consent to being named as a nominee and to serving as a director if elected) and a brief description of any business desired to be brought before the meeting, the reasons for conducting the business at the meeting and any material interest of the shareholder in the business proposed. In the case of a special meeting of shareholders called for the purpose of electing directors, nominations by a shareholder may be made only by delivery of notice to the Company no later than the tenth day following the day on which public announcement of the special meeting is made. Although the Bylaws do not give the Company's Board of Directors any power to approve or disapprove shareholder nominations for the election of directors or any other business desired by shareholders to be conducted at an annual meeting, the Bylaws (i) may have the effect of precluding a nomination for the election of directors or precluding the conduct of certain business at a particular meeting if the proper procedures are not followed or (ii) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company, even if the conduct of such solicitation or such attempt might be beneficial to the Company and its shareholders.

Special Shareholders' Meetings. Under the Articles of Incorporation and the Bylaws, special meetings of the shareholders, unless otherwise prescribed by statute, may be called only (i) by the Board of Directors or by the Chairman or President of the Company or (ii) by shareholders of the Company upon the written request of the holders of at least 80% of the securities of the Company outstanding and entitled to vote generally in the election of directors.

Limitations on Shareholder Action by Written Consent. The Articles of Incorporation also provide that any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting, without prior notice and without a vote, if the action is taken by persons who would be entitled to vote at a meeting and who hold shares having voting power equal to not less than the greater of (a) 80% of the voting power of all shares of each class or series entitled to vote on such action or (b) the minimum number of votes of each class or series that would be necessary to authorize or take the action at a meeting at which all shares of each class or series entitled to vote were present and voted.

Provisions of Florida Law. In addition to the foregoing provisions of the Articles of Incorporation and the Bylaws, the Company has also elected to be subject to the "affiliated transaction" provision of the Florida Business Corporation Act (the “Florida Act”). This provision prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) in addition to any affirmative vote required by any other section of the Florida Act or by the Articles of Incorporation of the corporation, the transaction is approved by two-thirds of the corporation's outstanding voting shares other than the shares beneficially owned by the interested shareholder, (ii) the transaction is approved by a majority of the disinterested directors, (iii) the interested shareholder has been the beneficial owner of at least 80% of the corporation's outstanding voting shares for at least five (5) years preceding the date of the transaction, or (iv) the interested shareholder is the beneficial owner of at least 90% of the outstanding voting shares of the corporation, exclusive of shares acquired directly from the corporation in a transaction not approved by a majority of the disinterested directors. The term "interested shareholder" is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of Common Stock.